EXHIBIT 10.3

EXECUTION COPY

SHAREHOLDERS AGREEMENT

This SHAREHOLDERS AGREEMENT (as the same may hereafter be amended, supplemented, restated or otherwise modified, this “Shareholders Agreement”) is entered into as of this 13th day of August, 2010 by and among (a) KENNEDY-WILSON HOLDINGS, INC., a Delaware corporation (together with any successors and assigns who become such in accordance herewith, the “Company”), (b) FAIRFAX FINANCIAL HOLDINGS LIMITED, a Canadian corporation (together with its successors and assigns, “Fairfax”), (c) William J. McMorrow (“McMorrow”) and (d) the William J. McMorrow Revocable Trust (the “Trust” and, together with McMorrow and Fairfax, the “Shareholders”).

RECITALS

A. The Company is a party to that certain Convertible Series B Preferred Stock Purchase Agreement, dated as of August 11, 2010 (the “Securities Purchase Agreement”), by and between the Company and Fairfax pursuant to which the Company has agreed to issue and sell 32,550 shares of its Series B Preferred Stock (the “Shares”).

B. Each of the Shareholders hold, directly or indirectly, that number of shares of Preferred Stock, Common Stock or other Securities set forth opposite their respective names on Schedule 1 attached hereto.

C. To induce Fairfax to enter into the Securities Purchase Agreement and consummate the transactions contemplated therein, the Company, the Trust and McMorrow have agreed to enter into this Shareholders Agreement with Fairfax to create and define certain rights as among and between themselves as further specified herein.

NOW THEREFORE, in consideration of the foregoing and the mutual promises herein contained, the Company, Fairfax, the Trust and McMorrow mutually agree as follows.

1. DEFINITIONS

Capitalized terms used herein and not otherwise defined shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement. As used in this Shareholders Agreement, the following terms have the following meanings:

(a) “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 20% or more of any class of voting or equity interests of the Company, or any Subsidiary or any corporation of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 20% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the” direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

(b) “Board of Directors” means the board of directors (or similar governing body) of the Company.

(c) “Business Day” means any day, other than a Saturday or Sunday or a national or California state holiday or a day on which banking institutions in the States of California and New York are authorized or obligated by law, regulation or executive order to close.

(d) “Common Stock” means the Common Stock of the Company, $.0001 par value.

(e) “Convertible Securities” means any securities or other instruments that are convertible into or exercisable or exchangeable for Common Stock, including the Shares.

(f) “Fairfax Group” means Fairfax and its Affiliates.

(g) “Family Group” means (a) the parents, spouse and descendants (by birth or adoption) of McMorrow, (b) any custodian of a custodianship for and on behalf of McMorrow or his parents, spouse or descendants (by birth or adoption), (c) any trustee of a trust solely for the benefit of McMorrow or his parents, spouse or descendants (by birth or adoption) or (d) any limited partnership solely for the benefit of McMorrow or his parents, spouse or descendants (by birth or adoption).

(h) “Fully-Diluted Basis” shall mean the number of shares of Common Stock which would be outstanding, as of the date of computation, if all vested and outstanding Purchase Rights and Convertible Securities had been converted, exercised or exchanged; provided, however, that any Purchase Rights and Convertible Securities which are subject to vesting but have not vested as of the date of computation will be disregarded for purposes of determining Fully-Diluted Basis.

(i) “Permitted Transfer” means a Transfer of Securities:

(i) between McMorrow and McMorrow’s Family Group (whether inter vivos or upon death); provided, however, that, prior to any such Transfer, McMorrow must demonstrate to the reasonable satisfaction of the Company and Fairfax that McMorrow will retain, until his death, all rights to vote and Transfer the Securities that are proposed to be Transferred to McMorrow’s Family Group;

(ii) by McMorrow if he is deceased or adjudicated incompetent to the personal representative of McMorrow;

(iii) by the personal representative of McMorrow if he is deceased or adjudicated incompetent to McMorrow’s Family Group; and

(iv) by the Trust to the Affiliates of McMorrow; provided, however, that, prior to any such Transfer, McMorrow must demonstrate to the reasonable satisfaction of the Company and Fairfax that McMorrow will retain, until his death, all rights to vote and Transfer the Securities that are proposed to be Transferred to McMorrow’s Affiliates.

Notwithstanding the foregoing, no Permitted Transfer shall be effective unless and until the transferee of the Securities so Transferred, if such transferee is not a party to this Shareholders Agreement, agrees to be bound by the terms and conditions of this Shareholders Agreement.

(j) “Person” means an individual, partnership, corporation, limited liability company; association, trust, unincorporated organization, business entity or governmental authority.

(k) “Preferred Stock” means shares of the Company which shall be entitled to preference or priority over any other shares of the Company in respect of either the payment of dividends or the distribution of assets upon liquidation.

(l) “Purchase Rights” means options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities.

(m) “Purchaser Securities” means the Shares and the shares of Common Stock issuable upon the conversion of the Shares in accordance with the terms of the Shares.

(n) “Securities” or “Security” means Common Stock, Preferred Stock, Convertible Securities, Purchase Rights and any other shares of capital stock or equity interests of the Company, whether or not issued or outstanding on the date of this Shareholders Agreement.

(o) “Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

(p) “Subsidiary” or “Subsidiaries” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

(q) “Transfer” means any direct or indirect transfer, donation, sale, assignment, pledge, encumbrance, hypothecation, gift, creation of a security interest in or lien on, or other disposition, irrespective of whether any of the foregoing are effected with or without consideration, voluntarily or involuntarily, directly or indirectly, by operation of law or otherwise, inter vivos or upon death.

(r) “Voting Stock” means capital stock (or other equity interests) of any class or classes of the Company, the holders of which are ordinarily, in the absence of contingencies, entitled to vote in the election of corporate directors (or individuals performing similar functions) of the Company or which permit the holders thereof to control the management of the Company.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each of McMorrow, the Trust and Fairfax as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The Company has full corporate power and corporate authority to make, execute, deliver and perform this Shareholders Agreement and to carry out all of the transactions provided for herein without the need for the consent of any other Person.

(c) This Shareholders Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

(d) Schedule 1 hereto sets forth a true, accurate and complete list of the shares of capital stock (on a Fully-Diluted Basis) held by each of the Shareholders as of the date hereof and the percentage of the total capital stock of the Company held by such Shareholder (determined on a Fully-Diluted Basis).

3. REPRESENTATIONS, WARRANTIES AND COVENANTS OF MCMORROW AND THE TRUST

Each of McMorrow and the Trust represents and warrants to, and covenants and agrees with, the Company and Fairfax that:

(a) Such Shareholder has full legal right, power and authority to enter into this Shareholders Agreement and to perform such Shareholder’s obligations hereunder without the need for the consent of any other Person.

(b) This Shareholders Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, such Shareholder, enforceable against such Shareholder in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

(c) Such Shareholder is the record and beneficial owner of the Securities set forth opposite such Shareholder’s name on Schedule 1, free and clear from any purchase, sale or other right or restriction of any third party, other than as provided in this Shareholders Agreement.

(d) Except as set forth in this Shareholders Agreement; such Shareholder (i) has not granted or entered into, and will not grant or enter into, any proxy, and (ii) has not entered into or agreed to be bound by, and will not enter into or agree to be bound by, (A) any voting trust or other voting arrangement with respect to the Securities, or (B) any stockholders agreements or arrangements of any kind with any Person with respect to the Securities on terms which conflict with or violate any provision of this Shareholders Agreement, including but not limited to, agreements or arrangements with respect to the acquisition, disposition, Transfer or voting of Securities inconsistent with this Shareholders Agreement.

(e) The execution, delivery and performance of this Shareholders Agreement by such Shareholder does not and will not conflict with, violate or cause a breach of any document, agreement, contract or instrument to which such Shareholder is a party or any judgment, order or decree to which such Shareholder is subject.

4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF FAIRFAX

Fairfax represents and warrants to, and covenants and agrees with, the Company, the Trust and McMorrow that:

(a) Fairfax has full legal right, power and authority to enter into this Shareholders Agreement and to perform its obligations hereunder without the need for the consent of any other Person.

(b) This Shareholders Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Fairfax, enforceable against Fairfax in accordance with the terms hereof, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally.

(c) Fairfax is the beneficial owner of the Securities set forth opposite its name on Schedule 1, free and clear from any purchase, sale or other right or restriction of any third party, other than as provided in this Shareholders Agreement.

(d) The execution, delivery and performance of this Shareholders Agreement by Fairfax does not and will not conflict with, violate or cause a breach of any document, agreement, contract or instrument to which Fairfax a party or any judgment, order or decree to which Fairfax is subject.

5. STOCK DIVIDENDS, SPLITS, RECLASSIFICATIONS, MERGERS, ETC.

Each Shareholder acknowledges and agrees that Securities issued by the Company pursuant to a stock dividend, stock split, reclassification or like action, or pursuant to the exercise of a right granted by the Company to all holders of Securities to purchase Securities on a proportionate basis, will be treated for all purposes in the same manner as, and be subject to the same options and have the same rights and limitations on Transfer as, the Securities which were split or reclassified or with respect to which a stock dividend was paid or rights to purchase stock on a proportionate basis were granted. In the event of a merger of or exchange involving the

Company where this Shareholders Agreement does not terminate, partnership units, membership units, shares of common stock or similar equity interests (and/or securities convertible into such units, shares or similar equity interests) which are issued in exchange for Securities will thereafter be deemed to be Securities subject to the terms of this Shareholders Agreement.

6. BOARD REPRESENTATION

6.1. Boards of Directors.

Each of the Company, the Trust and McMorrow agrees to vote all shares of Voting Stock held by the Company, the Trust and McMorrow, respectively, in favor of the person designated by Fairfax to be elected to the Company’s Board of Directors pursuant to Section 7.1 of the Securities Purchase Agreement.

6.2. Remedies.

The Company, the Trust and McMorrow agree that the remedies of Fairfax at law in respect of any breach by the Trust, McMorrow or the Company of their respective obligations pursuant to this Section 6 would be inadequate and that, upon any finding by any court of competent jurisdiction that the Trust, McMorrow or the Company has breached any such obligation, Fairfax shall be entitled to, and the Company, the Trust and McMorrow agree that they will not contest, upon any such finding of any such breach, the award of specific performance and injunctive relief in favor of Fairfax and compelling the Company, the Trust and McMorrow to comply with such obligations.

7. TAG-ALONG RIGHTS IN RESPECT OF SALE OF STOCK

7.1. Right to Transfer Proportionate Number of Shares.

If the Trust or McMorrow proposes, at any time or from time to time, to Transfer any Securities to any Person (including the Company) (the “Proposed Buyer”) in a transaction or in a series of related transactions which would result in the Trust and McMorrow beneficially owning less than an aggregate of 20% of the Common Stock of the Company (determined on a Fully-Diluted Basis; provided, however, that any warrants to purchase Common Stock that are outstanding as of the date of computation will be disregarded for purposes of determining Fully-Diluted Basis under this Section 7.1) after giving effect to such Transfer (any such transaction or series of transactions, a “Tag-Along Sale”), then, as part of such transaction or series of transactions, the Fairfax Group shall have the right (but not the obligation) to Transfer a Proportionate Amount of Common Stock then held by the Fairfax Group (including any shares of Common Stock issuable upon conversion of Convertible Securities to the extent that such Convertible Securities have not then been converted) at the same price and on the same terms and conditions, and to the same purchaser or purchasers (in the case of a private sale) or to the public (in the case of a public sale), in accordance with this Section 7.

For purposes of this Section 7, the “Proportionate Amount” which Fairfax shall be entitled to sell with respect to any Tag-Along Sale shall be equal to the product (calculated as of the date of such proposed Tag-Along Sale) of:

(a) the total number of shares represented by or underlying the Securities proposed to be sold in such Tag-Along Sale by McMorrow and/or the Trust, multiplied by

(b) the quotient of:

(i) the aggregate number of shares of Common Stock owned by the Fairfax Group immediately prior to such Tag-Along Sale, on a Fully-Diluted Basis (including any shares of Common Stock issuable upon conversion of Convertible Securities), divided by

(ii) the aggregate number of shares of Common Stock owned by McMorrow, the Trust and the Fairfax Group immediately prior to such Tag-Along Sale, on a Fully-Diluted Basis (including any shares of Common Stock issuable upon conversion of Convertible Securities).

Notwithstanding anything herein to the contrary, the number of shares of Common Stock permitted to be sold by McMorrow and/or the Trust hereunder is equal to (x) the number of shares of Common Stock specified in clause (a) above minus (y) the aggregate number of shares of Common Stock to be sold in such transaction by the Fairfax Group pursuant to this Section 7.

7.2. Notice of Proposed Tag-Along Sale.

If McMorrow or the Trust intends to Transfer any Securities in a Tag-Along Sale, then McMorrow shall provide written notice to Fairfax of such intention not less than thirty (30) days prior to the closing of such proposed Tag-Along Sale. Such written notice (the “Notice of Sale”) shall state (i) the date upon which such proposed Tag-Along Sale is scheduled to close, (ii) the name and address of the Proposed Buyer, (iii) the proposed amount of consideration and the terms and conditions offered by such Proposed Buyer (and, if the proposed consideration is not all cash, the Tag-Along Notice shall describe the terms of the proposed consideration), and (iv) that the Proposed Buyer has been informed of the rights and obligations provided for in this Section 7 and has agreed to purchase Securities in accordance with the terms of this Shareholders Agreement. A complete and accurate copy of the Proposed Buyer’s offer to purchase the Securities from McMorrow and/or the Trust shall be attached to any such Notice of Sale.

7.3. Election by Fairfax.

Upon receipt of a Notice of Sale, Fairfax shall have twenty (20) days to deliver written notice of its election to participate in such Tag-Along Sale and the number of shares of Common Stock (including any shares of Common Stock issuable upon conversion of Convertible Securities) which the Fairfax Group are electing to Transfer, which number shall not exceed Fairfax’s Proportionate Amount. If Fairfax delivers such notice within said twenty (20) day period, then it shall sell the shares of Common Stock specified therein upon the same terms and conditions as are applicable to the sale by McMorrow and/or the Trust and, to the extent necessary for such sale, shall convert the Convertible Securities held by the Fairfax Group into Common Stock prior to the consummation thereof. If such notice is not received from Fairfax within the twenty (20) day period specified above, McMorrow and/or the Trust, as applicable, shall have the right to Transfer the Securities to the Proposed Buyer without any participation by the Fairfax Group, but only (i) on the terms and conditions stated in the Notice of Sale and (ii) if the sale of such Common Stock is consummated not later than sixty (60) days after the end of such twenty (20) day period.

7.4. Expense of Tag-Along Sale.

All expenses and costs incurred by any Shareholder in connection with any Tag-Along Sale, including, without limitation, the fees and expenses of any legal counsel retained by such Shareholder in connection with such Tag-Along Sale, shall be borne by such Shareholder individually.

7.5. Transactions Exempt from Tag-Along Rights.

Notwithstanding anything to the contrary contained in this Section 7; neither (a) a Transfer which constitutes a Permitted Transfer, nor (b) a sale pursuant to an effective registration statement under the Securities Act, shall be deemed a sale subject to the rights and restrictions contained in this Section 7.

8. MISCELLANEOUS

8.1. Notices.

All communications hereunder shall be in writing, shall be delivered by nationwide overnight courier, or facsimile transmission (confirmed by delivery by nationwide overnight courier sent on the day of the sending of such facsimile transmission), and

(a)	if to the Company, at:

Kennedy-Wilson Holdings, Inc.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

Attention: Chairman and Chief Executive Officer

with a copy to:

Kent Y. Mouton, Esq.

Kulik, Gottesman, Mouton & Siegel, LLP

15303 Ventura Boulevard, Suite 1400

Sherman Oaks, California 91403

Facsimile: (310) 557-0224

or such other address as the Company shall designate to Fairfax and McMorrow in writing; and

(b)	if to Fairfax, at:

Fairfax Financial Holdings Limited

95 Wellington Street West

Suite 800

Toronto, ON

Canada M5J 2N7

with a copy to:

Stephen Centa, Esq.

Shearman & Sterling LLP

Commerce Court West

Suite 4405

Toronto, ON

Canada M5L 1E8

Facsimile: (416) 360-2958

or such other address as Fairfax shall designate to the Company and McMorrow in writing; and

(c)	If to McMorrow or the Trust, at

William J. McMorrow

c/o Kennedy-Wilson Holdings, Inc.

9701 Wilshire Boulevard, Suite 700

Beverly Hills, California 90212

with a copy to:

Lawrence Venick, Esq.

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, California 90067

Facsimile: (310) 919-3807

or such other address as McMorrow shall designate to Fairfax in writing.

Any communication addressed and delivered as herein provided shall be deemed to be received when actually delivered to the address of the addressee (whether or not delivery is accepted) or received by the facsimile machine of the recipient. Any communication not so addressed and delivered shall be ineffective.

The Company, upon the written request of any holder of Securities, will promptly supply such holder with a list of the names and addresses of each party hereto at such time.

8.2. Counterparts.

This Shareholders Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts, shall together constitute but one and the same instrument.

8.3. Amendments.

Any amendment to this Shareholders Agreement shall be in writing and shall require the written consent of (i) the Company, (ii) Fairfax and (iii) if materially adverse to the interests of McMorrow or the Trust, McMorrow or the Trust, respectively.

8.4. Termination.

From and after the date that a Shareholder ceases to own, directly or indirectly, any Securities (including any shares of Common Stock issuable upon conversion of Convertible Securities), such Shareholder will no longer be deemed to be a Shareholder for purposes of this Shareholders Agreement and all rights and obligations such Shareholder may have under this Shareholders Agreement will terminate.

8.5. Descriptive Headings.

Descriptive headings of the several sections of this Shareholders Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

8.6. Severability.

The fact that any given provision of this Shareholders Agreement is found to be unenforceable, void or voidable under the laws of any jurisdiction shall not affect the validity of the remaining provisions of this Shareholders Agreement in such jurisdiction, and shall not affect the enforceability of the entire Shareholders Agreement under the laws of any other jurisdiction.

8.7. Governing Law.

This Shareholders Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

8.8. Successors and Assigns.

Except as expressly set forth in Section 6 hereof, all covenants and other agreements contained in this Shareholders Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns whether so expressed or not.

8.9. Waiver of Jury Trial.

The parties hereto hereby waive trial by jury in any action brought on or with respect to this Shareholders Agreement, the Shares or any other document executed in connection herewith or therewith.

8.10. Construction, etc.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with anyone covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. For the avoidance of doubt, all Schedules and Exhibits attached to this Shareholders Agreement shall be deemed to be a part hereof.

[Remainder of page intentionally left blank. Next page is signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Shareholders Agreement to be duly executed and delivered, all as of the date and year first above written.

KENNEDY-WILSON HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to Shareholder’s Agreement - Kennedy-Wilson]

FAIRFAX FINANCIAL HOLDINGS LIMITED

By:
Name:
Title:

[Signature Page to Shareholder’s Agreement - Kennedy-Wilson]

WILLIAM J. MCMORROW

WILLIAM J. MCMORROW REVOCABLE TRUST

By:	WILLIAM J. MCMORROW, TRUSTEE

[Signature Page to Shareholder’s Agreement - Kennedy-Wilson]

SCHEDULE 1

SCHEDULE OF HOLDERS

Name and Address	Securities Held

William J. McMorrow c/o Kennedy-Wilson Holdings, Inc. 9701 Wilshire Boulevard Suite 700 Beverly Hills, California 90212	898,714 shares of Common Stock[1]

William J. McMorrow Revocable Trust c/o Kennedy-Wilson Holdings, Inc. 9701 Wilshire Boulevard Suite 700 Beverly Hills, California 90212	12,760,369 shares of Common Stock

Fairfax Financial Holdings Limited 95 Wellington Street West Suite 800 Toronto, ON Canada M5J 2N7	100,000 shares of Series A Preferred Stock

[1]	Includes shares of Common Stock held by John & Sons Retirement Trust, which William McMorrow serves as trustee of.

Schedule 1-1